Exhibit 10(b)

Magellan Midstream Holdings GP, LLC

Non-management Director Compensation Program

	Compensation	Timing of Payment(1)
Annual Board Retainer:(2) Cash Common Units	$30,000 $50,000(3)	Paid semi-annually as of January 1st and June 1st
Annual Chairman Retainer: Audit Committee Conflicts Committee	$15,000 $10,000	Paid semi-annually as of January 1st and June 1st
Meeting Fees: Board Meeting Fees Committee Meeting Fees	$1,500 per meeting $1,500 per meeting	Paid semi-annually as of June 1st and December 1st

(1)	For newly elected directors, the annual board retainer and annual chairman retainer, if applicable, are payable pro-rata for the year of election. Directors who resign prior to a payment date will receive a pro-rata annual board retainer and annual chairman retainer at time of resignation.

(2)	Non-management directors also serving on the board of directors of Magellan GP, LLC will only receive 50% of the annual board retainer.

(3)	Number of common units determined based on the closing price on the semi-annual payment date or, if the semi-annual payment date is not a business day, the business day immediately preceding such semi-annual payment date.